UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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RURAL/METRO CORPORATION

(Name of Registrant as Specified in Its Charter)

ACCIPITER LIFE SCIENCES FUND, LP
ACCIPITER LIFE SCIENCES FUND II, LP
ACCIPITER LIFE SCIENCES FUND (OFFSHORE), LTD.
ACCIPITER LIFE SCIENCES FUND II (OFFSHORE), LTD.
ACCIPITER LIFE SCIENCES FUND II (QP), LP
CANDENS CAPITAL, LLC
ACCIPITER CAPITAL MANAGEMENT, LLC
GABE HOFFMAN
NICOLE VIGLUCCI

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On October 30, 2006, Accipiter Life Sciences Fund, LP (“Accipiter”), together with the other participants, made a definitive filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and accompanying GOLD proxy card to be used to solicit votes for the election of its slate of director nominees at the 2006 annual meeting of stockholders scheduled to be held December 1, 2006 (the “2006 Annual Meeting”) of Rural/Metro Corporation, a Delaware corporation (the “Company”).

Item 1: Accipiter delivered the following letter to the stockholders of the Company:

Accipiter Life Sciences Fund, LP
399 Park Avenue, 38th Floor
New York, New York 10022

VOTE FOR DIRECTORS DEDICATED TO ENHANCING VALUE FOR ALL RURAL
STOCKHOLDERS BY EXECUTING THE ENCLOSED GOLD PROXY CARD TODAY

THERE IS NOT MUCH TIME UNTIL THE RURAL ANNUAL MEETING!
YOUR VOTE IS IMPORTANT!

November 7, 2006

Dear Fellow Stockholder:

We and our affiliates are the beneficial owners of 1,888,752 shares, or approximately 7.7%, of the outstanding common stock of Rural/Metro Corporation (“Rural” or the “Company”). We have grown increasingly concerned that the current Rural Board has taken actions that have led to the deterioration of value for all Rural stockholders. Since we became stockholders of the Company in July 2005, we have witnessed Rural’s stock performance remain flat despite significant increases in Rural’s operating income. We encourage all stockholders to elect new directors who are committed to creating stockholder value and conducting effective management oversight.

On May 5, 2006, Accipiter delivered to Rural a letter stating Accipiter’s concerns and making certain recommendations for improving stockholder value. Since then, we have made repeated efforts to communicate our concerns to the current Board. Our suggestions seemingly have fallen on deaf ears. Not once have any of Rural’s independent directors contacted or even attempted to contact Accipiter regarding our letter or any of our other communications. We believe that it is time to have representatives in the boardroom who will be responsive to stockholders and focus on increasing stockholder value.

As significant stockholders, our interests are clearly aligned with yours. After carefully reviewing the available options, we concluded that the only way to have our voice heard and protect the interests of all Rural stockholders would be to nominate directors dedicated to preserving and enhancing the value of our investments. We are asking for your support. We urge you to disregard any proxy you may have received from the Company and to vote the enclosed GOLD proxy card. Our director nominees, if elected, would be committed to:

1.	Exploring strategic alternatives to maximize stockholder value; and

2.	Implementing corporate governance improvements.

WE BELIEVE THAT ACTIONS BY THE BOARD OF DIRECTORS HAVE DIRECTLY LED TO RURAL’S STAGNANT STOCK PRICE

The Rural Board has engaged in tactics that have had a direct negative effect on stockholder value. These include:

•	Consistently refusing to provide any financial projections to Rural’s stockholders;

•	Consistently refusing to specifically assure stockholders that the shelf registration statement in February 2006 will not be utilized to issue shares around current prices; and

•	Forcing existing stockholders of Rural to live with the threat of dilution due to the Company’s filing of a shelf registration statement.

The Rural Board’s decision to file a shelf registration statement in February 2006 has led to expectations among stockholders that an equity offering is imminent that would dilute their interests and depress Rural’s stock price. Why has the Rural Board refused to affirmatively state that it will not conduct a secondary offering, unless it is accretive to cash EPS from operations in the next fiscal year? Rural does not pay cash taxes, and thus cash flow per share is the appropriate valuation metric, not GAAP EPS.

The Rural Board continues its narrow-minded policy of refusing to provide stockholders with any specific financial projections whatsoever. Most companies provide at least some level of financial projections or forecast for transparency regarding the company’s operational benchmarks and goals, upon which management is evaluated and ultimately compensated. Rural management will have you believe that its decision to not provide any financial projections at all is “conscientious and responsible.” We are not asking that Rural provide overly detailed guidance, down to the exact penny or percentage change in every line item of a its financial statement. However, stockholders, as the owners of a corporation, deserve something specific from management in terms of a financial forecast. Rural’s management is taking an extreme approach with their decision to provide no specifics whatsoever.

Rural’s actions have negatively impacted its stock price. Rural’s stock price decreased by more than 16% from the time it filed its shelf registration statement on February 8, 2006 until September 5, 2006, the day we announced our intention to nominate directors for election to Rural’s Board. During this same period, Rural announced an 8.5% increase in its revenues and a 31% increase in operating income. We ask you what else could account for Rural’s beleaguered stock price?

LACK OF ACCOUNTABILITY AND
SUB-STANDARD CORPORATE GOVERNANCE PRACTICES

How has the Rural Board responded to management’s behavior? For too long, the Rural Board has accommodated this lack of transparency and has allowed such inactivity to continue. By nominating for reelection two incumbent directors, Cor J. Clement, Sr. and Henry G. Walker, who have been members of the Board for fourteen (14) and nine (9) years, respectively, they are also attempting to further entrench themselves. Rural stockholders deserve a Board that has a new outlook and the fresh perspective necessary to unlock full value for all of Rural’s stockholders.

The Rural Board and management have long sat well-entrenched behind significant anti-takeover measures that have served to insulate the directors and executive officers, making them less accountable to their stockholders. These include:

•	Poison Pill (which was renewed in August 2005)

•	Staggered Board

•	Supermajority voting provision that requires an extremely high vote (approval by 66 2/3% of the outstanding shares entitled to vote) for certain fundamental transactions

•	Stockholders are not permitted to call a special meeting or act by written consent

•	Advance notice provisions for nominations of independent directors and other stockholder proposals

We believe these measures have all contributed to an environment of low accountability where the interests of the Rural Board are not aligned with those of Rural’s stockholders. Furthermore, as a group, management and directors’ outright ownership of Rural stock is less than 1% of the outstanding shares. How can you trust that they are taking all actions necessary to maximize Rural’s stock price and increase stockholder value? We are committed to enhancing stockholder value and improving corporate governance. Do not miss this opportunity to improve the corporate governance of Rural and enhance value for all Rural stockholders.

OUR DIRECTOR NOMINEES ARE FULLY COMMITTED TO MAXIMIZE STOCKHOLDER VALUE

Our nominees are committed to vigorously exercising their fiduciary duties for the benefit of all stockholders. If elected to the Rural Board, the nominees will use their best efforts to improve the Company’s relationship with its stockholders and implement corporate governance reform while exploring alternatives to maximize stockholder value. Our nominees would recommend that the Company put to a stockholder vote (1) the de-classification of the Rural Board and (2) the elimination of the stockholders’ supermajority voting requirements for certain amendments to its certificate of incorporation and bylaws. Our nominees would also advocate that the Rural Board redeem or terminate its poison pill.

Our nominees would also focus on overseeing the management of the Company for optimal profitability. Our nominees would recommend hiring an investment banking firm to assist in the review of all strategic alternatives available to maximize stockholder value. These alternatives include, but are not limited to:

•	Evaluation of changes to the Company’s capital structure, including debt refinancing or issuance of shares in a manner that is accretive to stockholder value.

•	Selling the entire Company by means of a merger, tender offer or otherwise to the highest bidder.

RURAL’S STOCK PRICE HAS SIGNIFICANTLY UNDERPERFORMED

Please do not be fooled by the Company Performance Graph that Rural provides in their proxy statement, which seemingly casts the stock performance in a favorable light. Rural’s stock price has underperformed significantly on both a long term and short-term basis. In 2001, Rural’s stock price bottomed at less than $1 per share, ending a multiple year slide from over $30 per share in 1998. Rural’s IPO price in 1993 was $12.50.

Since Accipiter submitted its Board nominees on Sept 5, 2006, Rural’s stock price has increased 18%, from $7.47 /share to $8.82 / share at November 2. Clearly, the financial markets view Accipiter’s challenge to the incumbent directors as positive for stockholder value.

VOTE THE ENCLOSED GOLD PROXY TO ELECT DIRECTORS WHOSE INTERESTS ARE ALIGNED WITH YOURS

As significant investors in Rural, we have a vested interest in the maximization of Rural’s shares. Our nominees have extensive experience in the healthcare industry as well as in private and public investment, corporate governance and business management.

The annual meeting of stockholders is only weeks away. We encourage you to vote the enclosed GOLD proxy card as soon as possible. Remember, if you have already voted management’s proxy card, you have every right to change your vote by executing the enclosed GOLD proxy card. If your shares are held by a bank or broker, you may be able to vote by telephone or internet. If you want assistance in voting your shares, we encourage you to contact our proxy solicitor, MacKenzie Partners, Inc. by telephone at 800-322-2885 or email at proxy@mackenziepartners.com.

We look forward to speaking to many of our fellow stockholders in the coming weeks and would like to thank you in advance for your support.

Sincerely,

Gabe Hoffman

Accipiter Life Sciences Fund, LP

Item 2. On November 7, 2006, Accipiter delivered the following insert to the stockholders of the Company:

Rural's director nominees have served on Rural’s board for 9 and 14 years, respectively. During the entirety of their and the CEO’s tenure at Rural, the stock price has dropped significantly, as evidenced in the graphs below.

Using a shorter term time horizon, such as the beginning of Fiscal Year 2006 through the filing of Accipiter’s nominees, Rural’s stock price has also significantly underperformed.

Since Accipiter submitted its Board nominees on Sept 5, 2006, Rural’s stock price has increased 18%, from $7.47 /share to $8.82 / share at November 2. Clearly, the financial markets view Accipiter’s challenge to the incumbent directors as positive for shareholder value.